Exhibit 99.1

MRV Reports Second-Quarter Results
- Packet and Optical Revenue Increases 19% Sequentially Driving Total Revenue to $21.6 Million -

CHATSWORTH, Calif.- Aug. 4, 2016 - MRV Communications Inc. (NASDAQ: MRVC), a global provider of innovative packet and optical solutions for service providers, data center operators and enterprises, reported financial results for the three-and six- months ended June 30, 2016.

“Second quarter 2016 packet and optical revenue grew 19% sequentially, demonstrating our strong progress executing our go-to-market strategy,” stated MRV President and CEO Mark Bonney. “We remain focused exclusively on solutions for the Metro, expanding our relationships with Tier 1 customers while targeting new regional service providers and carrier neutral providers in the data center market that are not as well served by larger competitors. As a result, we are gaining momentum across our strategic product portfolio. Our bookings increased for the third consecutive quarter in the Americas and total bookings reached their highest levels since late 2013 for both our Carrier Ethernet and optical transport solutions globally. Also, orders for our 100G products for the first half of 2016 have already equaled those from all of 2015. Furthering our transition to our next generation solutions, we introduced OptiDriver® and OptiSwitch® product line extensions this quarter. Combined, these factors fuel our confidence as we look forward.”

Second Quarter 2016 Financial Results as compared to Second Quarter 2015
The company uses certain non-GAAP financial measures and a reconciliation of the non-GAAP measures to GAAP measures is provided in the attached table.

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Revenue was $21.6 million, compared to $24.5 million. The reduction reflects the impact of certain significant network project installations completed in the second quarter of 2015 as well as a reduction of sales of our legacy infrastructure management products. Sequentially, revenue grew 14% from $18.9 million in the first quarter of 2016, driven by 19% growth in packet and optical products.

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Gross margin was 46.7%, compared to 48.8%. The decline reflects the impact of product mix including the reduced contribution from our legacy infrastructure management products and the impact of increased revenue of 100G products that have higher average costs in current quantities. Gross margin was also negatively impacted by $325,000 of one-time costs associated with the company’s contract manufacturing consolidation.

•	Operating expenses were $12.1 million, compared to $12.7 million, reflecting lower commission expense due to the lower revenue and careful management of all operating expenses.

•	GAAP net loss from continuing operations was $2.0 million, or $0.29 per share, compared to $1.1 million, or $0.16 per share.

•	Non-GAAP net loss from continuing operations was $1.3 million, or $0.19 per share, compared to $0.8 million, or $0.11 per share.

•	Total GAAP net loss, including discontinued operations, was $2.0 million, or $0.29 per share, compared to $0.3 million, or $0.04 per share.

Year-to-date June 30, 2016 Financial Results as compared to Year-to-date 2015

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Total revenue amounted to $40.5 million, compared to $46.7 million, primarily due to reduced sales of legacy infrastructure management products and fewer network expansion projects in the first half of 2016.

•	Year-to-date, total gross margin was 49.1%, compared to 50.3%.

•	GAAP net loss from continuing operations was $5.9 million, or $0.84 per share, compared to $2.4 million, or $0.34 per share.

•	Non-GAAP net loss from continuing operations was $4.8 million, or $0.69 per share, compared $1.7 million, or $0.24 per share.

•	Total GAAP net loss, including discontinued operations, was $5.9 million, or $0.84 per share, compared to $1.3 million, or $0.19 per share.

Balance Sheet Highlights
At June 30, 2016, the company remained debt free with cash and investments totaling $30.0 million. This compared to $31.4 million at December 31, 2015. In March 2016, the company initiated a $10 million share buyback program. During the second quarter, the company used $1.8 million to repurchase approximately 183,000 shares, bringing the year-to-date total to $1.9 million for approximately 189,000 shares. Lower working capital requirements in the period partially offset the use of cash for the share repurchase program.

Conference Call Information:
MRV Communication's second quarter 2016 financial results conference call is scheduled to take place on August 4, 2016 at 5:00 p.m. ET. To access the call in the U.S. please dial 888-438-5524, and for international calls dial 719-325-2448 approximately 10 minutes prior to the start of the conference. The conference ID is 4545354. The conference call will also be broadcast live at MRV Communications investor website, where it will be available for replay for 90 days. In addition, a replay will be available via telephone for one business day, beginning two hours after the call. To listen to the replay, in the U.S. please dial 877-870-5176, and internationally dial 858-384-5517. The access code is 4545354.

About MRV Communications
MRV Communications (NASDAQ: MRVC) enables service providers, data center operators and enterprises to make their networks smarter, faster and easier to operate.  MRV’s end-to-end portfolio includes innovative packet, optical and software platforms designed for flexibility and reliability.  To learn more about MRV visit www.mrv.com and follow us on Twitter @MRVC.

Non-GAAP Measures
The company uses certain non-GAAP financial measures in this press release to supplement its consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP measures include non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP product development and engineering, non-GAAP selling, general and administrative, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP basic and diluted income (loss) per share. The company's non-GAAP financial measures exclude the impact of stock-based compensation expense, severance and related transition costs, costs related to the sale of Tecnonet S.p.A. and other non-recurring expenses, which the company believes are not indicative of its core operating results. The company used these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the company's financial results in accordance with GAAP. A reconciliation of GAAP to non-GAAP measures is attached to this press release.

Forward Looking Statements
This press release may contain statements regarding future financial and operating results of MRV, management's assessment of business trends, and other statements about management's future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management's current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV's businesses operate, in addition to management's assumptions. Statements in this press release regarding MRV's future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "appear," "believe," “could,” "estimate," "expect," "intend," "may," "should," "plan," "project," "contemplate," "target," "foresee," "goal," "likely," "will," and "would" or variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management's long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations. For further information regarding risks and uncertainties associated with MRV's businesses, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to its annual report on Form 10-K for the year ended December 31, 2015, copies of which may be obtained by contacting MRV's investor relations department or by visiting MRV's website at http://www.mrv-corporate.com or the SEC's EDGAR website at http://www.sec.gov. All information in this release is as of August 4, 2016 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

IR Contact: Kirsten Chapman/Cathy Mattison, LHA Investor Relations, (415) 433-3777, ir@mrv.com

MRV Communications, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Product revenue	$18,658	$21,495	$34,665	$40,963
Service revenue	2,926	3,024	5,801	5,741
Total revenue	21,584	24,519	40,466	46,704
Cost of Revenue:
Cost of product	10,285	11,632	17,880	21,249
Cost of services	1,228	928	2,712	1,952
Total cost of revenue	11,513	12,560	20,592	23,201
Gross profit	10,071	11,959	19,874	23,503
Operating expenses:
Product development and engineering	5,125	5,310	10,469	10,435
Selling, general and administrative	7,007	7,379	15,024	15,115
Total operating expenses	12,132	12,689	25,493	25,550
Operating loss	(2,061)	(730)	(5,619)	(2,047)
Interest expense	—	(22)	—	(36)
Other income (expense), net	74	(296)	(203)	(215)
Loss from continuing operations before provision for income taxes	(1,987)	(1,048)	(5,822)	(2,298)
Provision for income taxes	36	77	97	127
Loss from continuing operations	(2,023)	(1,125)	(5,919)	(2,425)
Income from discontinued operations, net of income taxes of $675 and $813 in 2015	—	844	—	1,076
Net loss	$(2,023)	$(281)	$(5,919)	$(1,349)

Net income (loss) per share — basic
From continuing operations	$(0.29)	$(0.16)	$(0.84)	$(0.34)
From discontinued operations	—	0.12	—	0.15
Net loss per share — basic	$(0.29)	$(0.04)	$(0.84)	$(0.19)

Net income (loss) per share — diluted
From continuing operations	$(0.29)	$(0.16)	$(0.84)	$(0.34)
From discontinued operations	—	0.12	—	0.15
Net loss per share — diluted	$(0.29)	$(0.04)	$(0.84)	$(0.19)

Weighted average number of shares:
Basic	7,092	6,988	7,042	7,059
Diluted	7,092	6,988	7,042	7,059

MRV Communications, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par values)
(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$24,810	$26,169
Restricted time deposits	5,168	5,190
Accounts receivable, net	15,928	14,837
Inventories, net	8,407	10,226
Other current assets	1,983	6,851
Total current assets	56,296	63,273
Property and equipment, net	3,593	4,050
Intangible asset, net	1,031	1,153
Other assets	478	608
Total assets	$61,398	$69,084

Liabilities and stockholders' equity
Current liabilities:
Deferred consideration payable	$233	$233
Accounts payable	5,959	5,749
Accrued liabilities	9,398	9,972
Deferred revenue	7,086	7,642
Other current liabilities	378	196
Total current liabilities	23,054	23,792
Other long-term liabilities	3,964	3,846
Commitments and contingencies

Stockholders' equity:
Preferred Stock, $0.01 par value: Authorized — 1,000 shares; no shares issued or outstanding	—	—
Common Stock, $0.0017 par value:
Authorized — 16,000 shares
Issued — 8,435 shares in 2016 and 8,341 shares in 2015
Outstanding — 6,887 shares in 2016 and 6,982 in 2015	270	270
Additional paid-in capital	1,286,475	1,285,787
Accumulated deficit	(1,233,590)	(1,227,671)
Treasury stock — 1,547 shares in 2016 and 1,359 shares in 2015	(17,227)	(15,355)
Accumulated other comprehensive loss	(1,548)	(1,585)
Total stockholders' equity	34,380	41,446
Total liabilities and stockholders' equity	$61,398	$69,084

MRV Communications, Inc.
Consolidated Non-GAAP reconciliation
(Unaudited, in thousands except per share data)

	Three Months ended June 30		Six Months ended June 30
	2016	2015	2016	2015
Revenue:
GAAP revenue	$21,584	$24,519	$40,466	$46,704
Cost of revenue
GAAP cost of revenue	11,513	12,560	20,592	23,201
Stock-based charges	(28)	(25)	(70)	(55)
Severance & transition costs	(325)	—	(325)	—
Non-GAAP adjusted cost of revenue	11,160	12,535	20,197	23,146

Gross profit:
GAAP gross profit	10,071	11,959	19,874	23,503
Stock-based charges	28	25	70	55
Severance & transition costs	325	—	325	—
Non-GAAP adjusted gross profit	10,424	11,984	20,269	23,558
Gross Margin %	48.3%	48.9%	50.1%	50.4%

Operating expenses:
GAAP Product development and engineering	5,125	5,310	10,469	10,435
Stock-based charges	(63)	(44)	(139)	(93)
Non-GAAP Product development and engineering	5,062	5,266	10,330	10,342

GAAP Selling, general & administrative:	7,007	7,379	15,024	15,115
Stock-based charges	(259)	(167)	(488)	(294)
Severance	—	(130)	—	(286)
Divestiture costs	—	—	(68)	—
Non-GAAP Selling, general & administrative	6,748	7,082	14,468	14,535

GAAP operating expenses:	12,132	12,689	25,493	25,550
Stock-based charges	(322)	(211)	(627)	(387)
Severance	—	(130)	—	(286)
Divestiture costs	—	—	(68)	—
Non-GAAP operating expenses	$11,810	$12,348	$24,798	$24,877

MRV Communications, Inc.
Consolidated Non-GAAP reconciliation
(continued)
(Unaudited, in thousands except per share data)

	Three Months ended June 30		Six Months ended June 30
	2016	2015	2016	2015

GAAP operating loss:	$(2,061)	$(730)	$(5,619)	$(2,047)
Stock-based charges	350	236	697	442
Severance & transition costs	325	130	325	286
Divestiture costs	—	—	68	—
Non-GAAP operating loss	(1,386)	(364)	(4,529)	(1,319)

Net loss:
GAAP net loss	(2,023)	(1,125)	(5,919)	(2,425)
Stock-based charges	350	236	697	442
Severance & transition costs	325	130	325	286
Divestiture costs	—	—	68	—
Non-GAAP adjusted net loss	(1,348)	(759)	(4,829)	(1,697)

Tecnonet discontinued operations	—	844	—	1,076

Non-GAAP adjusted net income (loss) including Tecnonet Discontinued operations	$(1,348)	$85	$(4,829)	$(621)

Weighted average number of shares - Basic	7,092	6,988	7,042	7,059
GAAP EPS - Continuing operations	$(0.29)	$(0.16)	$(0.84)	$(0.34)
Non-GAAP EPS - Continuing operations	$(0.19)	$(0.11)	$(0.69)	$(0.24)

Weighted average number of shares - Diluted	7,092	6,988	7,042	7,059
GAAP EPS - Discontinued operations	$—	$0.12	$—	$0.15
Non-GAAP EPS - Discontinued operations	$—	$0.12	$—	$0.15